Paulson Investment Company Names RBC Dain Correspondent Services as New Clearing Firm

PORTLAND, OR -- 06/30/2006 -- Paulson Investment Company, Inc., a wholly owned subsidiary of Paulson Capital Corp. ("Paulson") (NASDAQ: PLCC), today announced that effective in September 2006, RBC Dain Correspondent Services (RBC Dain CS) will become its new clearing firm, replacing National Financial Services, LLC.

RBC Dain Correspondent Services is a division of RBC Dain Rauscher, Inc. RBC Dain Rauscher is one of the largest securities firms in the nation, and a member of the NYSE, AMEX, CHX, CBOE and PSE, and has execution capabilities on all principle exchanges.

"Paulson's reputation for excellence has been based on our strong commitment to provide outstanding customer service to our clients," stated Trent Davis, President and Chief Executive Officer of Paulson Investment Company. "Partnering with RBC Dain CS represents yet another example of how we are endeavoring to enhance our firm's best-of-class service and support."

Craig Gordon, President, RBC Dain CS, noted, "We are proud to have been selected as Paulson's new clearing partner. We look forward to a long, mutually beneficial association."

About RBC Dain Rauscher

RBC Dain Rauscher, Inc., a wholly owned subsidiary of Royal Bank of Canada (TSX: RY) (NYSE: RY), is one of the nation's largest full-service securities firms. The company serves individual investors and businesses through offices coast to coast, and capital markets and correspondent clients in select U.S. and international markets. Founded in 1909, RBC Dain Rauscher is a member of the New York Stock Exchange and other major securities exchanges, as well as the Securities Investor Protection Corp.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For More Information, Please Contact:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
via email at plcc@efcg.net